                           AMENDMENT NO. 1 TO

                                FORM F-4

                    QUARTERLY REPORT UNDER SECTION 13

                      OF THE SECURITIES EXCHANGE ACT

                         OF 1934 FOR QUARTER ENDED

                              JUNE 30, 1995



                     F.D.I.C. CERTIFICATE NO. 26400-8

                               BANK OF UNION
                          201 N. CHARLOTTE AVENUE
                               P.O. BOX 1459
                     MONROE, NORTH CAROLINA 28111-1459


              I.R.S. EMPLOYER IDENTIFICATION NO. 56-1423761

                        TELEPHONE: (704) 289-9555

                  Indicate by check mark whether the bank
                  (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding
                  12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days

                         YES _x_         NO ___

                              Common Stock

                        (PAR VALUE $1.25 PER SHARE)

                        2,192,270 SHARES OUTSTANDING
                            AS OF JUNE 30, 1995

                        BANK OF UNION AND SUBSIDIARY

                                   INDEX


Item 1. FINANCIAL STATEMENTS:

        Consolidated Balance Sheets - June 30, 1995 (Unaudited)
        and December 31, 1994                                         3

        Consolidated Statements of Income and Retained Earnings -
        Three Months Ended June 30, 1995 and 1994 (Unaudited)         4

        Consolidated Statements of Income and Retained Earnings -
        Six Months Ended June 30, 1995 and 1994 (Unaudited)           5

        Consolidated Statements of Changes in Stockholders' Equity    6

        Consolidated Statements of Cash Flows - Six Months Ended
        June 30, 1995 and 1994 (Unaudited)                            7

        Notes to Consolidated Financial Statements (Unaudited)        8


Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
        AND RESULTS OF OPERATIONS                                     9

                        Bank of Union and Subsidiary
                         Consolidated Balance Sheet
                     June 30, 1995 and December 31, 1994

                                                        June 30, 1995        December 31,
                                                         (Unaudited)             1994

ASSETS
Cash and due from banks                                 $   6,185,500           5,245,250
Interest-bearing due from banks                             2,477,138           2,537,451
Federal funds sold                                          2,565,000             625,000
Interest-bearing bank time deposits                         2,000,000           1,000,000
Securities available for sale                               6,033,632           6,751,456
Securities held to maturity (estimated market value of
   $26,717,318 and $20,678,808 at June 30, 1995 and
   December 31, 1994, respectively)                        26,058,013          21,076,347
Loans                                                      86,353,974          83,927,205
      Less allowance for loan losses                       (1,546,705)         (1,314,606)

         Loans, net                                        84,807,269          82,612,599

Premises and equipment, net                                 1,570,868           1,596,493
Other assets                                                1,889,928           1,968,535

         Total assets                                    $133,587,348         123,413,131


LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
      Noninterest-bearing demand                           19,452,359          15,663,116
      Interest-bearing demand                              24,080,965          26,037,405
      Savings                                               6,983,047           6,602,084
      Time, $100,000 or more                               14,463,887          14,991,410
      Other time                                           51,877,349          43,173,831

         Total deposits                                   116,857,607         106,467,846

Other borrowings                                            4,574,370           4,707,259
Drafts outstanding                                            484,811           1,413,398
Other liabilities                                             577,974             749,887

         Total liabilities                                122,494,762         113,338,390

Stockholders' equity:
   Common stock - $1.25 par value. Authorized - 6,000,000
     shares. Issued and outstanding - 2,192,270 shares at
     June 30, 1995 and 2,184,979 at December 31, 1994       2,740,337           2,731,224
   Additional paid-in capital                               5,061,579           5,039,149
   Retained earnings                                        3,328,289           2,552,085
   Net unrealized holding losses on securities available
     for sale                                                 (37,619)           (247,717)

         Total stockholders' equity                        11,092,586          10,074,741

Total liabilities and stockholders' equity               $133,587,348        $123,413,131


See accompanying notes to consolidated financial statements.

                      Bank of Union and Subsidiary
        Consolidated Statements of Income and Retained Earnings
           for the Three Months Ended June 30, 1995 and 1994
                              (Unaudited)


                                                    1995                         1994
                                                 ----------                   ----------
Interest income:
  Interest and fees on loans                     $2,015,733                    1,555,028
  Interest on Federal funds sold                     36,682                       16,694
  Interest on bank time deposits                     20,712                        4,499
  Interest on interest-bearing due from banks        69,250                       13,362
  Interest on investment securities:
    U.S. Government and agency obligations          338,267                      234,851
    State, county and municipal obligations         110,182                      100,992
  Interest on other                                   7,259                        4,799
        Total interest income                     2,598,085                    1,930,225

Interest expense:
  Interest on deposits:
    Demand                                          142,815                       130,532
    Savings                                          36,570                        36,736
    Time, $100,000 or more                          239,083                       113,582
    Other time                                      689,347                       400,191
  Interest on Federal funds purchased                    --                           488
  Interest on other borrowings                       73,396                        34,151
        Total interest expense                    1,181,211                       715,680
        Net interest income                       1,416,874                     1,214,545
Provision for loan losses                           115,000                        70,000
        Net interest income after provision
          for loan losses                         1,301,874                     1,144,545
Other operating income:
  Service charges on deposit accounts               220,719                       219,921
  Insurance commissions and other income            159,361                        90,427
  Gain/(loss) on sale of securities                 (14,538)                        1,625
  Credit card income                                562,093                       218,084
        Total other operating income                927,635                       530,057
Other operating expenses:
  Compensation                                      556,939                       513,173
  Occupancy                                          90,084                        89,646
  Equipment                                          94,502                        88,539
  Advertising                                        31,207                        16,088
  Professional services                              34,335                        29,945
  Postage                                            26,057                        21,042
  Printing and supplies                              40,729                        40,179
  FDIC insurance premium                             58,666                        51,251
  Credit card expense                               551,680                       167,965
  Other expenses                                    155,945                       201,234
        Total other operating expenses            1,640,144                     1,219,062
Income before income taxes                          589,365                       455,540
Less: Income tax expense                            171,900                       136,600
Net income                                       $  417,465                       318,940
Retained earnings--beginning of period            2,910,824                     2,270,794
Retained earnings--end of period                  3,328,289                     2,589,734

Net income per share (note 2)                    $     0.19                          0.15


See accompanying notes to consolidated financial statements.

                      Bank of Union and Subsidiary
        Consolidated Statements of Income and Retained Earnings
           for the Six Months Ended June 30, 1995 and 1994
                              (Unaudited)


                                                    1995                         1994
                                                 ----------                   ----------
Interest income:
  Interest and fees on loans                     $3,944,849                    2,995,778
  Interest on Federal funds sold                     51,822                       26,069
  Interest on bank time deposits                     27,258                       14,087
  Interest on interest-bearing due from banks       125,405                       23,722
  Interest on investment securities:
    U.S. Government and agency obligations          631,092                      409,095
    State, county and municipal obligations         220,518                      197,643
  Interest on other                                  13,812                        8,791
        Total interest income                     5,014,756                    3,675,185

Interest expense:
  Interest on deposits:
    Demand                                          283,994                       256,626
    Savings                                          72,280                        69,034
    Time, $100,000 or more                          411,783                       218,571
    Other time                                    1,290,864                       785,827
  Interest on Federal funds purchased                    --                           994
  Interest on other borrowings                      150,333                        62,747
        Total interest expense                    2,209,254                     1,393,799
        Net interest income                       2,805,502                     2,281,386
Provision for loan losses                           255,000                       132,000
        Net interest income after provision
          for loan losses                         2,550,502                     2,149,386
Other operating income:
  Service charges on deposit accounts               436,753                       438,250
  Insurance commissions and other income            261,730                       261,362
  Gain/(loss) on sale of securities                 (11,821)                       18,813
  Credit card income                                973,719                       301,164
        Total other operating income              1,660,381                     1,019,589
Other operating expenses:
  Compensation                                    1,129,732                     1,040,168
  Occupancy                                         181,112                       175,061
  Equipment                                         180,329                       182,419
  Advertising                                        41,662                        31,082
  Professional services                              62,916                        54,698
  Postage                                            48,987                        36,906
  Printing and supplies                              69,786                        67,777
  FDIC insurance premium                            117,331                       102,501
  Credit card expense                               958,339                       250,611
  Other expenses                                    321,485                       343,420
        Total other operating expenses            3,111,679                     2,284,643
Income before income taxes                       $1,099,204                       884,332
Less: Income tax expense                            323,000                       264,800
Net income                                          776,204                       619,532
Retained earnings--beginning of period            2,552,085                     1,970,202
Retained earnings--end of period                  3,328,289                     2,589,734

Net income per share (note 2)                    $     0.35                          0.28


See accompanying notes to consolidated financial statements.

                                  Bank of Union
            Consolidated Statements of Changes in Shareholders' Equity
                         June 30, 1995 and December 31, 1994

                                                                        Unrealized
                                             Additional               Gains/(Losses)     Total
                                   Common     Paid-in      Retained   on Securities   Stockholders'
                                    Stock     Capital      Earnings   Available for      Equity
                                                                         Sale

Balance at December 31, 1994    $2,731,224   5,039,149    2,552,085   (247,717)       10,074,741

Issuance of 7,291 shares of
 common stock from exercise
 of stock options                    9,113      22,430                                    31,543

Change in unrealized gains/(losses)
 on securities available for sale,
 net of income taxes of $108,232                                        210,098          210,098

1995 year-to-date net income                                776,204                      776,204

Balance at June 30, 1995         $2,740,337   5,061,579   3,328,289     (37,619)      11,092,586


See accompanying notes to consolidated financial statements.
                                      6

                           Bank of Union and Subsidiary
                      Consolidated Statements of Cash Flows
                 for the Six Months Ended June 30, 1995 and 1994
                                   (Unaudited)

                                                               1995         1994

Cash flows from operating activities:
 Net Income                                                 $   776,204    $   619,532
 Adjustments to reconcile net income to net cash provided
  by operating activities:
   Provision for loan losses                                    255,000        132,000
   Depreciation and amortization                                127,318         98,360
   Amortization (accretion) on investment securities            (62,761)        23,590
   (Gain) loss on sale of securities available for sale          11,821        (18,813)
   Increase in other assets                                     (53,810)       (71,874)
   Increase (decrease) in other liabilities                    (171,914)       101,115
   (Gain) loss on sale of premises and equipment                  1,267         (4,962)

  Net cash provided by operating activities                     883,125        878,948

Cash flows from investing activities:
 Proceeds from maturities of interest-bearing bank time
  deposits                                                    1,000,000      1,500,000
 Purchases of interest-bearing bank time deposits            (2,000,000)            --
 Proceeds from sales of securities available for sale         1,768,148      1,019,629
 Proceeds from maturities of securities available for sale           --      1,500,000
 Proceeds from maturities of securities held to maturity      4,500,000             --
 Purchases of securities available for sale                    (978,594)      (629,142)
 Purchases of securities held to maturity                    (9,455,542)    (8,763,629)
 Principal collected on mortgage-backed securities              271,415        535,401
 Net increase in loans made to customers                     (2,449,670)    (3,333,680)
 Purchases of premises and equipment                            (78,773)       (70,217)
 Proceeds from sales of premises and equipment                       --         13,300

  Net cash used in investing activities                      (7,423,016)    (8,228,338)
Cash flows from financing activities:
 Net increase (decrease) in demand deposits and savings
  accounts                                                    2,213,776       (520,155)
 Net increase in time deposits                                8,175,995      2,959,103
 Net decrease in drafts outstanding                            (928,587)      (247,057)
 Net increase (decrease) in securities sold under
  agreements to repurchase                                       59,968       (245,945)
 Principal repayments of long-term borrowings                  (192,857)       (50,000)
 Proceeds from issuance of common stock                          31,543             --

  Net cash provided by financing activities                   9,359,828      1,895,946

  Net increase (decrease) in cash and cash equivalents        2,819,937     (5,453,444)

  Cash and cash equivalents at beginning of period            8,407,701     10,035,362

  Cash and cash equivalents at end of period                $11,227,638      4,581,918

Supplemental disclosures of cash flow information:
 Cash paid during the period for:
  Interest                                                  $ 2,203,093      1,408,370
  Income Taxes                                                  398,000        143,400


See accompanying notes to consolidated financial statements.
                                  7

                        Bank of Union and Subsidiary
                 Notes to Consolidated Financial Statements
                     June 30, 1995 and December 31, 1994


(1) The interim consolidated financial statements are unaudited. In the opinion of management, these accompanying unaudited financial statements contain all adjustments (consisting of only normal, recurring adjustments,) necessary to present fairly the financial position as of June 30, 1995, the results of operations for the three and six months ended June 30, 1995 and 1994, and the cash flows for the six months ended June 30, 1995 and 1994.

(2) Income per share, based on the weighted average number of shares outstanding during the period, excludes common stock equivalent shares assuming the exercise of outstanding stock options because their effect on income per share is not material. Weighted average shares outstanding were 2,188,524 and 2,184,373 for the six months ended June 30, 1995 and 1994, resepctively.

(3) In the normal course of business there are outstanding commitments for the extension of credit which are not reflected in the financial statements. No material losses are anticipated as a result of these transactions. Unused commitments to fund loans were approximately $19,858,000 at June 30, 1995. Commitments under standby letters of credit were approximately $833,000 at June 30, 1995.

(4) A description of other significant accounting policies is presented in the December 31, 1994 annual report.

                      Bank of Union and Subsidiary

Management's Discussion and Analysis of Financial Condition at June 30, 1995, Compared with December 31, 1994, and the Results of Operations for the Three Months and Six Months Ended June 30, 1995 and 1994

Liquidity and Capital Resources

The Bank's consolidated assets increased by $10,174,217 to $133,587,348 at June 30, 1995. Total assets at December 31, 1994 were $123,413,131.

Net loans outstanding rose to $84,807,269 at June 30, 1995 from $82,612,599 at December 31, 1994, an increase of $2,194,670 or 2.7%. The allowance for loan losses increased 17.7% to $1,546,705 or 1.8% of gross loans.

Securities held to maturity and securities available for sale increased by $4,263,842 to $32,091,645 at June 30, 1995. Federal funds sold increased by $1,940,000. Deposits increased $10,389,761 to $109,097,158 at June 30, 1995 from the December 31, 1994 level of $106,467,846. Other borrowings include $2,707,143 in Federal Home Loan Bank advances as of June 30, 1995.

Stockholders' equity at June 30, 1995 increased by $1,017,845 from net income, exercise of stock options, and a net decrease in unrealized holding loss on securities available for sale. Stockholders' equity as a percent of total assets was 8.3% and 8.5% at June 30, 1995 and December 31, 1994 respectively.

Results of Operations - Six Months Ended June 30, 1995 and 1994

Net interest income for the six months ended June 30, 1995 was $2,805,502 compared to $2,281,386 for the six months ended June 30, 1994, an increase of $524,116. The increase is partially due to an increase in the level of interest-earning assets, and a decrease in the level of interest-bearing deposits to total deposits. Total interest income grew to $3,675,185 at June 30, 1994 to $5,014,756 at June 30, 1995, an increase of $1,339,571.
The increase was due primarily to higher loan balances and loan yields. Improved yields on securities, and an increase in securities balances, also contributed to the increase in interest income. Interest expense was $2,209,254 and $1,393,799 at June 30, 1995 and 1994, respectively, for an increase of $815,455. The increase is primarily due to an increase in time deposits under $100 thousand, and due to higher rates paid on all time deposits.

Other operating income increased $640,792 or 62.8% from the prior year due to growth in the Bank's merchant credit card program.

Other operating expenses increased by $827,036 or 36.2% from the prior year. Although all expenses have increased to support the overall growth of the bank, a large portion of the increase is due to the merchant credit card program.

                      Bank of Union and Subsidiary

Management's Discussion and Analysis of Financial Condition at June 30, 1995, Compared with December 31, 1994, and the Results of Operations for the Three Months and Six Months Ended June 30, 1995 and 1994, Continued

Results of Operations - Three Months Ended June 30, 1995 and 1994

Net interest income for the three months ended June 30, 1995 was $1,416,874 compared to $1,214,545 for the three months ended June 30, 1994. The increase is primarily attributable to an increased level of earning assets and a lower level of interest-bearing deposits to total deposits. Although earning asset yields improved, the net interest margin decreased because deposit rates rose faster during the quarter. Total interest income for the three months ended June 30, 1995 was $2,598,085 compared to $1,930,225 for the three months ended June 30, 1994. The increase is primarily due to an increase in loan balances and improved yields on loans. Total interest expense was $1,181,211 for the three months ended June 30, 1995 compared to $715,680 for the three months ended June 30, 1994. This increase was mainly attributable to higher rates paid on time deposits, and also due to increased time deposit balances.

Net interest income for the three months ended June 30, 1995 was $1,416,874 compared to $1,214,545 for the three months ended June 30, 1994. The increase is primarily due to the increase in yield on earning assets, resulting in an improved net interest margin.

Other operating income increased $397,578 or 75.0% from the prior year due to growth in the Bank's merchant credit card program.

Other operating expenses increased by $421,082 or 34.5% from the prior year. Although all expenses have increased to support the overall growth of the bank, a large portion of the increase is due to the merchant credit card program.

                             BANK OF UNION

                               SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:

                                         BANK OF UNION

Date: 11-8-95                            By: /s/ H. Clark Goodwin
      ------------------------               ------------------------
                                             H. Clark Goodwin
                                             President and Chief Executive
                                             Officer

Date: 11-8-95                            By: /s/ Charla L. Kurtz
      ------------------------               ------------------------
                                             Charla L. Kurtz
                                             Vice President and Controller